As filed with the Securities and Exchange Commission on July 10, 2008
Registration No. 333- 152051

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-3

REGISTRATION STATEMENT
Under
The Securities Act of 1933

TELKONET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Utah	87-0627421
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876
(240) 912-1800
(Address, Including Zip Code, and Telephone Number, Including Area Code
of Registrant’s Principal Executive Offices)

Jason L. Tienor
Chief Executive Officer
20374 Seneca Meadows Parkway
Germantown, Maryland 20876
(Name and Address, Including Zip Code, of Agent for Service)

(240) 912-1800
(Telephone Number, Including Area Code, of Agent for Service)

copy to:

William J. Conti, Esq.
Baker & Hostetler LLP
1050 Connecticut Avenue, NW
Suite 1100
Washington, D.C. 20036
202-861-1726
202-861-1783 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon effectiveness of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

PROSPECTUS

TELKONET, INC.

19,351,000 Shares

Common Stock

This prospectus covers 19,351,000 shares of our common stock that may be offered and sold from time to time by the selling stockholder named in this prospectus. We will not receive any proceeds from the sale of the shares of our common stock pursuant to this prospectus. We will bear the costs relating to the registration of the shares of our common stock, which we estimate to be approximately $15,444.

The selling stockholder may sell the shares of our common stock through ordinary brokerage transactions or through any other means described in this prospectus under “PLAN OF DISTRIBUTION.” The price at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is listed on the American Stock Exchange (“AMEX”) under the symbol “TKO.” On July 8, 2008, the last reported sale price of our common stock was $0.45.

Investing in shares of our common stock involves risks. See “RISK FACTORS” beginning on page 2 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. The selling stockholder named in this prospectus is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in, and incorporated by reference into, this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

The date of this prospectus is July 10, 2008.

TABLE OF CONTENTS

THE COMPANY	5
RISK FACTORS	7
FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	14
SELLING STOCKHOLDER	14
PLAN OF DISTRIBUTION	15
EXPERTS	16
LEGAL MATTERS	16
INFORMATION INCORPORATED BY REFERENCE	16
WHERE YOU CAN FIND MORE INFORMATION	17
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES	17

THE COMPANY

This summary highlights selected information contained elsewhere in this prospectus and incorporated into this prospectus by reference. This summary may not contain all of the information that may be important to you in considering an investment in our common stock. You should carefully read the entire prospectus, including the documents that are incorporated by reference into this prospectus, before making an investment decision. Unless the context requires otherwise, references in this prospectus to “Telkonet,” the “company,” “we,” “us,” and “our” refer to Telkonet, Inc.

Overview

Telkonet, Inc., formed in 1999 and incorporated under the laws of the State of Utah, is a leading provider of innovative, centrally managed solutions for integrated energy management, networking, building automation and proactive support services.

The Company’s offices are located at 20374 Seneca Meadows Parkway, Germantown, Maryland 20876. The reports that the Company files pursuant to the Securities Exchange Act of 1934 can be found at the Company’s web site at www.telkonet.com.

Business

We classify our operations in two reportable segments: the Telkonet Segment and the MSTI Segment.

Telkonet Segment

The Telkonet Segment consists of the Telkonet iWire System™ and Series 5 platform, energy management products, and centrally managed high-speed internet network platforms integrated to form a complete SAAS technology platform. This segment employs both direct and indirect sales models to distribute and support its products on a worldwide basis and serves five major markets: hospitality, commercial, industrial, government (including defense and education) and retail.

The Telkonet iWire System™ and Series 5 platform offer a viable and cost-effective alternative to the challenges of hardwiring and wireless local area networks (LANs). Telkonet’s products are designed for use in residential, commercial and industrial applications, including multi-dwelling, hospitality, government and utility  markets. Applications supported by the Telkonet “platform” include, but are not limited to, VoIP telephones, internet connectivity, local area networking, video conferencing, closed circuit security surveillance, point of sale, digital signage and a host of other information services.

Telkonet has been shipping PLC products since 2003, initially targeting the hospitality market followed by the multi-dwelling unit (MDU) market as well as the government and other commercial markets.

The Company released its Series 5 product on March 1, 2008.  The Series 5 product provides enhancements to the Telkonet iWire System™ which include, but are not limited to, the following:

•	more than 14 times faster than the legacy product,
•	more robust security and data encryption,
•	enhanced quality of service, or QOS,
•	uses both alternating current and direct current which makes it highly compatible within utility and industrial space,
•	increased survivability in harsh environments, and
•	additional physical interfaces.

On March 9, 2007, the Company acquired substantially all of the assets of Smart Systems International (SSI), a leading provider of energy management products and solutions to customers in the United States and Canada.  Many of the largest initiatives within Telkonet center on the sale of energy management products and services. The Telkonet SmartEnergy system uses a combination of occupancy sensors along with intelligent programmable thermostats or controllers to adjust and maintain room temperature according to occupancy, time of day, and environmental factors, for a preset configuration eliminating wasteful heating and cooling of unoccupied rooms, and limiting the damaging impact of improper temperature fluctuations.  On average, the installation of these devices can save 30% or more per year on heating and cooling energy consumption.

Thus far the hospitality, MDU, educational, and government industries have been highly interested in energy management devices and Telkonet has increased sales in these markets consistently during the past three quarters.  In addition, Telkonet continues to recognize increased interest and significant wins internationally with its SmartEnergy offering.  Telkonet intends to expand these efforts to facilitate growth acceleration in the installation of our Telkonet SmartEnergy product line.  This effort is supported by the enforcement of new energy conservation legislation such as the Energy Independence and Security Act signed into law by President Bush on December 19, 2007, which contains provisions to improve energy efficiency in appliances and commercial products and reduce federal government energy usage.  Telkonet continues to support these initiatives and will remain at the forefront of green technology solutions throughout 2008 with upcoming introductions such as our networked Telkonet SmartEnergy product line.

Additionally, the integration of the Series Five product line with the energy management products will allow Telkonet to use the electrical grid of commercial buildings as a backbone for the networked Telkonet SmartEnergy solution making it easier, quicker, less intrusive, and less expensive to install and operate the system within a commercial environment.  The benefits of this are twofold.  First, reduced costs provide the possibility of increased margins on Telkonet’s sales.  Second, Telkonet has increased price flexibility in order to respond to competitive market pressures.

On March 15, 2007, the Company acquired 100% of the outstanding membership units of EthoStream, LLC, a network solutions integration company that offers installation, sales and service to the hospitality industry. The EthoStream, LLC acquisition enables Telkonet to provide installation and support for PLC products and third party applications to customers across North America. One of Telkonet’s largest recurring revenue streams is the Milwaukee-based technical support center that was acquired in the purchase of EthoStream.  This support center is one of the only internally-operated hospitality HSIA support centers and the key driver in the quality and customer satisfaction that EthoStream is credited with.  Telkonet’s support center is a  fully operating 24/7, 365 day full-service customer support center that provides e-mail, phone, and technical support not only to hospitality internet access customers but to the third party vendors as well.

This has been a growth market for the past several years due to business travel demand for high quality internet access in a hotel room.  Additionally, over the past year, the demands for high speed wireless internet access have extended beyond the traditional business traveler with a significant number of leisure travelers also demanding that the service be available.  Over the past few quarters, we partnered with several large hotel chains allowing us to service more than 2,300 total properties and providing connectivity to more than a million travelers monthly.  We continue these efforts and Telkonet’s hospitality market expansion by working with additional franchisors through approved or preferred affiliations and franchise upgrades or rollouts.

MST Segment

MSTI Holdings, Inc. (MSTI), formerly Microwave Satellite Technologies, Inc. (MST) is a communications service provider offering quadruple play (Quad-Play) services to multi-tenant unit and MDU residential, hospitality and commercial properties. These Quad-Play services include video, voice, high-speed internet and wireless fidelity (Wi-Fi) access. In addition, MSTI currently offers or plans to offer a variety of next-generation telecommunications solutions and services, including satellite installation, video conferencing, surveillance/security and energy management, and other complementary professional services.

NuVisions™

MSTI currently offers digital television service through DISH Network, a national satellite television provider, under its private label NuVisions™ brand of services. The NuVisions TV offering currently includes over 500 channels of video and audio programming, with a large high definition (more than 40 channels) and ethnic offering (over 100 channels from 17 countries) available in the market today. MSTI also offers its NuVisions Broadband high speed internet service and NuVisions Digital Voice telephone service to multi-family residences and commercial properties. MSTI delivers its broadband based services using terrestrial fiber optic links and in February 2005, began deployment in New York City of a proprietary wireless gigabit network that connects properties served in a redundant gigabit ring - a virtual fiber optic network in the air.

Wi-Fi Network

MSTI has constructed a large NuVisions Wi-Fi footprint in New York City intended to create a ubiquitous citywide Wi-Fi network. NuVisions Wi-Fi offers Internet access in the southern-half of Central Park, Riverside Park from 60th to 79th Streets, Dag Hammarskjold Plaza, and the United Nations Plaza. In addition, MSTI provides NuVisions Wi-Fi service in and around Trump Tower on Fifth Avenue, Trump World Tower on First Avenue, the Trump Place properties located on Riverside Boulevard, Trump Palace, Trump Parc, Trump Parc East as well as portions of Roosevelt Island surrounding the Octagon residential community. MSTI currently has plans to deploy additional Wi-Fi “Hot Zones” throughout New York City and continue to enlarge its Wi-Fi footprint as new properties are served.

Internet Protocol Television (IPTV)

In fourth quarter of 2006, MSTI invested in an IPTV platform to deploy in 2008. IPTV is a method of distributing television content over IP that enables a more user-defined, on-demand and interactive experience than traditional cable or satellite television. The IPTV service delivers traditional cable TV programming and enables subscribers to surf the Internet, receive on-demand content, and perform a host of Internet-based functions via their TV sets.

On May 29, 2007, MST closed a $9.1 million private placement. Upon completion of the closing, MST executed a reverse merger to become a publicly-traded company, under the name “MSTI Holdings, Inc.” The private placement was comprised of approximately $3.1 million of equity financing through the sale of common stock and warrants and approximately $6 million of debt financing through the sale of debentures and warrants.  Following the MST private placement and subsequent reverse merger, the Company continued to own 63% of the issued and outstanding common stock of MSTI.

Recent Developments

On May 30, 2008, the Company entered into a Securities Purchase Agreement with YA Global Investments, L.P. pursuant to which the Company agreed to issue and sell to YA Global up to $3,500,000 of secured convertible debentures and warrants to purchase up to 2,500,000 shares of the Company’s common stock.  The sale of the convertible debentures and warrants will be effectuated in three separate closings, the first of which occurred on May 30, 2008, and the remainder of which shall occur after the satisfaction of certain conditions, including, but not limited to, the approval by the Company’s stockholders of an amendment to the Company’s certificate of incorporation authorizing additional shares of common stock for issuance.  At the May 30, 2008 closing, the Company sold convertible debentures having an aggregate principal value of $1,500,000 and warrants to purchase 2,100,000 shares of common stock.

The convertible debentures accrue interest at a rate of 13% per annum and mature on May 29, 2011.  The convertible debentures may be redeemed at any time, in whole or in part, by the Company upon payment by the Company of a redemption premium equal to 15% of the principal amount of convertible debentures being redeemed, provided that an Equity Conditions Failure (as defined in the convertible debentures) is not occurring at the time of such redemption.  YA Global may also convert all or a portion of the convertible debentures at any time at a price equal to the lesser of (i) $0.58, or (ii) ninety percent (90%) of the lowest volume weighted average price of the Company’s common stock during the ten (10) trading days immediately preceding the conversion date.  The warrants expire five years from the date of issuance and entitle YA Global to purchase shares of the Company’s common stock at a price per share of $0.61.   The convertible debentures are secured by substantially all of the Company’s assets.  The shares of common stock underlying each of the convertible debentures and warrants are being registered on the registration statement of which this prospectus forms a part.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement before deciding to purchase any shares of our common stock.

The Company has a history of operating losses and an accumulated deficit and expects to continue to incur losses for the foreseeable future.

Since inception through March 31, 2008, the Company has incurred cumulative losses of $95,936,810 and has never generated enough funds through operations to support its business. Additional capital may be required in order to provide working capital requirements for the next twelve months.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report dated March 31, 2008, our independent auditors stated that our financial statements for the year ended December 31, 2007 were prepared assuming that we would continue as a going concern, and that they have substantial doubt about our ability to continue as a going concern.  Our auditors’ doubts are based on our incurring net losses and deficits in cash flows from operations.  We continue to experience net operating losses.  Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including by the sale of our securities, or obtaining loans from financial institutions, where possible.  Our continued net operating losses and our auditors’ doubts increase the difficulty of our meeting such goals and our efforts to continue as a going concern may not prove successful.

Obligations to the convertible debenture holders are secured by substantially all of the Company’s assets.

The holder of the convertible debentures has a security interest in substantially all of our assets. As a result, if we default under our obligations to the convertible debenture holder, the convertible debenture holder could foreclose its security interest and liquidate some or all of these assets, which may cause the Company to cease operations.

The restrictive covenants contained in the Securities Purchase Agreement pursuant to which the convertible debentures were sold contain restrictions on the Company that could limit the Company’s financing options.

The Securities Purchase Agreement pursuant to which the convertible debentures were sold contains limitations on the Company’s ability to engage in certain financing activities without the prior consent of the holders of the convertible debentures.  As a result of these restrictions, the Company may be unable to obtain the financing necessary to fund working capital, operating losses, capital expenditures or acquisitions.  The failure to obtain such financing could have a material adverse effect on the Company’s business and results of operations.

Potential fluctuations in operating results could have a negative effect on the price of the Company’s common stock.

The Company’s operating results may fluctuate significantly in the future as a result of a variety of factors, most of which are outside the Company’s control, including:

•	the level of use of the Internet;

•	the demand for high-tech goods;

•	the amount and timing of capital expenditures and other costs relating to the expansion of the Company’s operations;

•	price competition or pricing changes in the industry;

•	technical difficulties or system downtime;

•	economic conditions specific to the internet and communications industry; and

•	general economic conditions.

The Company’s quarterly results may also be significantly impacted by certain accounting treatment of acquisitions, financing transactions or other matters. Such accounting treatment could have a material impact on the Company’s results of operations and have a negative impact on the price of the Company’s common stock.

Further issuances of equity securities may be dilutive to current stockholders.

Although the funds that were raised in the Company’s debenture offerings, the note offerings and the private placement of common stock are being used for general working capital purposes, it is likely that the Company will be required to seek additional capital in the future. This capital funding could involve one or more types of equity securities, including convertible debt, common or convertible preferred stock and warrants to acquire common or preferred stock. Such equity securities could be issued at or below the then-prevailing market price for the Company’s common stock. Any issuance of additional shares of the Company’s common stock will be dilutive to existing stockholders and could adversely affect the market price of the Company’s common stock.

The exercise of options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock.

As of March 31, 2008, the Company had outstanding employee options to purchase a total of 7,946,429 shares of common stock at exercise prices ranging from $1.00 to $5.97 per share, with a weighted average exercise price of $1.92. As of March 31, 2008, the Company had outstanding non-employee options to purchase a total of 1,815,937 shares of common stock at an exercise price of $1.00 per share. As of March 31, 2008, the Company had warrants outstanding to purchase a total of 4,677,409 shares of common stock at exercise prices ranging from $0.60 to $4.39 per share, with a weighted average exercise price of $3.35. The exercise of outstanding options and warrants and the sale in the public market of the shares purchased upon such exercise will be dilutive to existing stockholders and could adversely affect the market price of the Company’s common stock.

The powerline communications industry is intensely competitive and rapidly evolving.

The Company operates in a highly competitive, quickly changing environment, and the Company’s future success will depend on its ability to develop and introduce new products and product enhancements that achieve broad market acceptance in commercial and governmental sectors. The Company will also need to respond effectively to new product announcements by its competitors by quickly introducing competitive products.

Delays in product development and introduction could result in:

•	loss of or delay in revenue and loss of market share;

•	negative publicity and damage to the Company’s reputation and brand; and

•	decline in the average selling price of the Company’s products.

The communication industry is intensely competitive and rapidly evolving.

The Company operates in a highly competitive, quickly changing environment, and our future success will depend on our ability to develop and introduce new services and service enhancements that achieve broad market acceptance in MDU and commercial sectors. The Company will also need to respond effectively to new product announcements by our competitors by quickly introducing competitive products.

Delays in product development and introduction could result in:

•	loss of or delay in revenue and loss of market share;

•	negative publicity and damage to our reputation and brand; and

•	decline in the selling price of our products and services.

Additionally, new companies are constantly entering the market, thus increasing the competition. This could also have a negative impact on our ability to obtain additional capital from investors. Larger companies who have been engaged in our business for substantially longer periods of time may have access to greater resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If the Company is unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operation and financial condition. Large companies including Direct TV, EchoStar, Time Warner, Cablevision and Verizon are active in our markets in the provision and distribution of communications services and we will have to compete with such companies.

The Company is not large enough to negotiate cable television programming contracts as favorable as some of our larger competitors.

Programming costs are generally directly related to the number of subscribers to which the programming is provided, with discounts available to large traditional cable operators and direct broadcast satellite (DBS) providers based on their high subscriber levels. As a result, larger cable and DBS systems generally pay lower per subscriber programming costs. The Company has attempted to obtain volume discounts from our suppliers. Despite these efforts, we believe that our per subscriber programming costs are significantly higher than large cable operators and DBS providers with which we compete in some of our markets. This may put us at a competitive disadvantage in terms of maintaining our operating results while remaining competitive with prices offered by these providers. In addition, as programming agreements come up for renewal, the Company cannot assure you that we will be able to renew these agreements on comparable or favorable terms. To the extent that we are unable to reach agreement with a programmer on terms that we believe are reasonable, we may be forced to remove programming from our line-up, which could result in a loss of customers.

Programming costs have risen in past years and are expected to continue to rise, which may adversely affect our financial results.

The cost of acquiring programming is a significant portion of the operating costs for our cable television business. These costs have increased each year and we expect them to continue to increase, especially the costs associated with sports programming. Many of our programming contracts cover multiple years and provide for future increases in the fees we must pay. Historically, we have absorbed increased programming costs in large part through increased prices to our customers. However, competitive and other marketplace factors may not permit us to continue to pass these costs through to customers. In order to minimize the negative impact that increased programming costs may have on our margins, we may pursue a variety of strategies, including offering some programming at premium prices or moving some programming from our analog service to our premium digital services. Despite our efforts to manage programming expenses and pricing, the rising cost of programming may adversely affect our results of operations.

Government regulation of the Company’s products could impair the Company’s ability to sell such products in certain markets.

FCC rules permit the operation of unlicensed digital devices that radiate radio frequency emissions if the manufacturer complies with certain equipment authorization procedures, technical requirements, marketing restrictions and product labeling requirements. Differing technical requirements apply to “Class A” devices intended for use in commercial settings, and “Class B” devices intended for residential use to which more stringent standards apply. An independent, FCC-certified testing lab has verified that the Company’s iWire SystemTM product suite complies with the FCC technical requirements for Class A and Class B digital devices. No further testing of these devices is required and the devices may be manufactured and marketed for commercial and residential use. Additional devices designed by the Company for commercial and residential use will be subject to the FCC rules for unlicensed digital devices. Moreover, if in the future, the FCC changes its technical requirements for unlicensed digital devices, further testing and/or modification of devices may be necessary. Failure to comply with any FCC technical requirements could impair the Company’s ability to sell its products in certain markets and could have a negative impact on its business and results of operations.

Products sold by the Company’s competitors could become more popular than the Company’s products or render the Company’s products obsolete.

The market for powerline communications products is highly competitive. The HomePlug(TM) Powerline Alliance has grown over the past year and now includes many well recognized brands in the networking and communications industries. These include Linksys (a Cisco company), Intel, GE, Motorola, Netgear, Sony and Samsung. With the exception of Motorola, who recently introduced a commercial product, these companies do not presently represent a direct competitive threat to the Company since they only market and sell their products in the residential sector. There can be no assurance that other companies will not develop PLC products that compete with the Company’s products in the future. Some of these potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, sales, marketing and other resources. These potential competitors may, among other things, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, obtain more favorable pricing from suppliers and manufacturers and exert more influence on the sales channel than the Company can. As a result, the Company may not be able to compete successfully with these potential competitors and these potential competitors may develop or market technologies and products that are more widely accepted than those being developed by the Company or that would render the Company’s products obsolete or noncompetitive. The Company anticipates that potential competitors will also intensify their efforts to penetrate the Company’s target markets. These potential competitors may have more advanced technology, more extensive distribution channels, stronger brand names, bigger promotional budgets and larger customer bases than the Company does. These companies could devote more capital resources to develop, manufacture and market competing products than the Company could. If any of these companies are successful in competing against the Company, its sales could decline, its margins could be negatively impacted, and the Company could lose market share, any of which could seriously harm the Company’s business and results of operations.

The failure of the internet to continue as an accepted medium for business commerce could have a negative impact on the Company’s results of operations.

The Company’s long-term viability is substantially dependent upon the continued widespread acceptance and use of the Internet as a medium for business commerce. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or increased governmental regulation could slow or stop the growth of the Internet as a viable medium for business commerce. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, accessibility and quality of service) remain unresolved and may adversely affect the growth of Internet use or the attractiveness of its use for business commerce. The failure of the necessary infrastructure to further develop in a timely manner or the failure of the Internet to continue to develop rapidly as a valid medium for business would have a negative impact on the Company’s results of operations.

The Company may not be able to obtain patents, which could have a material adverse effect on its business.

The Company’s ability to compete effectively in the powerline technology industry will depend on its success in acquiring suitable patent protection. The Company currently has several patents pending. The Company also intends to file additional patent applications that it deems to be economically beneficial. If the Company is not successful in obtaining patents, it will have limited protection against those who might copy its technology. As a result, the failure to obtain patents could negatively impact the Company’s business and results of operations.

Infringement by third parties on the Company’s proprietary technology and development of substantially equivalent proprietary technology by the Company’s competitors could negatively impact the Company’s business.

The Company’s success depends partly on its ability to maintain patent and trade secret protection, to obtain future patents and licenses, and to operate without infringing on the proprietary rights of third parties. There can be no assurance that the measures the Company has taken to protect its intellectual property, including those integrated to its Telkonet iWire SystemTM product suite, will prevent misappropriation or circumvention. In addition, there can be no assurance that any patent application, when filed, will result in an issued patent, or that the Company’s existing patents, or any patents that may be issued in the future, will provide the Company with significant protection against competitors. Moreover, there can be no assurance that any patents issued to, or licensed by, the Company will not be infringed upon or circumvented by others. Infringement by third parties on the Company’s proprietary technology could negatively impact its business. Moreover, litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is in the Company’s favor. The Company also relies to a lesser extent on unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes or that the Company can meaningfully protect its rights to such unpatented proprietary technology. Development of substantially equivalent technology by the Company’s competitors could negatively impact its business.

The Company depends on a small team of senior management, and it may have difficulty attracting and retaining additional personnel.

The Company’s future success will depend in large part upon the continued services and performance of senior management and other key personnel. If the Company loses the services of any member of its senior management team, its overall operations could be materially and adversely affected. In addition, the Company’s future success will depend on its ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing, purchasing and customer service personnel when they are needed. Competition for these individuals is intense. The Company cannot ensure that it will be able to successfully attract, integrate or retain sufficiently qualified personnel when the need arises. Any failure to attract and retain the necessary technical, managerial, marketing, purchasing and customer service personnel could have a negative effect on the Company’s financial condition and results of operations.

Any acquisitions we make could result in difficulties in successfully managing our business and consequently harm our financial condition.

We may seek to expand by acquiring competing businesses in our current or other geographic markets, including as a means to acquire spectrum. We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments that might be required. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities available to us and may lead to higher acquisition prices. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, without substantial costs, delays or other operational or financial difficulties. In addition, acquisitions involve a number of other risks, including:

•	failure of the acquired businesses to achieve expected results;

•	diversion of management’s attention and resources to acquisitions;

•	failure to retain key customers or personnel of the acquired businesses;

•	disappointing quality or functionality of acquired equipment and people: and

•	risks associated with unanticipated events, liabilities or contingencies.

Client dissatisfaction or performance problems at a single acquired business could negatively affect our reputation. The inability to acquire businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies, could result in dilution, unfavorable accounting treatment or one-time charges and difficulties in successfully managing our business.

Our inability to obtain capital, use internally generated cash or debt, or use shares of our common stock to finance future acquisitions could impair the growth and expansion of our business.

Reliance on internally generated cash or debt to finance our operations or complete acquisitions could substantially limit our operational and financial flexibility. The extent to which we will be able or willing to use shares of our common stock to consummate acquisitions will depend on our market value which will vary, and liquidity. Using shares of our common stock for this purpose also may result in significant dilution to our then existing stockholders. To the extent that we are unable to use our common stock to make future acquisitions, our ability to grow through acquisitions may be limited by the extent to which we are able to raise capital through debt or additional equity financings. No assurance can be given that we will be able to obtain the necessary capital to finance any acquisitions or our other cash needs. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of any expansion or redirect resources committed to internal purposes. In addition to requiring funding for acquisitions, we may need additional funds to implement our internal growth and operating strategies or to finance other aspects of our operations. Our failure to: (i) obtain additional capital on acceptable terms; (ii) use internally generated cash or debt to complete acquisitions because it significantly limits our operational or financial flexibility; or (iii) use shares of our common stock to make future acquisitions, may hinder our ability to actively pursue our acquisition program.

We rely on a limited number of third party suppliers. If these companies fail to perform or experience delays, shortages, or increased demand for their products or services, we may face shortages, increased costs, and may be required to suspend deployment of our products and services.

We depend on a limited number of third party suppliers to provide the components and the equipment required to deliver our solutions. If these providers fail to perform their obligations under our agreements with them or we are unable to renew these agreements, we may be forced to suspend the sale and deployment of our products and services and enrollment of new customers, which would have an adverse effect on our business, prospects, financial condition and operating results.

Our management and operational systems might be inadequate to handle our potential growth.

We may experience growth that could place a significant strain upon our management and operational systems and resources. Failure to manage our growth effectively could have a material adverse effect upon our business, results of operations and financial condition. Our ability to compete effectively as a provider of PLC technology and a provider of digital satellite television and high-speed Internet products and services and to manage future growth will require us to continue to improve our operational systems, organization and financial and management controls, reporting systems and procedures. We may fail to make these improvements effectively. Additionally, our efforts to make these improvements may divert the focus of our personnel. We must integrate our key executives into a cohesive management team to expand our business. If new hires perform poorly, or if we are unsuccessful in hiring, training and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the growth we will need to increase our operational and financial systems, procedures and controls. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. We may not be able to effectively manage such growth, and failure to do so could have a material adverse effect on our business, financial condition and results of operations

We may be affected if the United States participates in wars or military or other action or by international terrorism.

Involvement in a war or other military action or acts of terrorism may cause significant disruption to commerce throughout the world. To the extent that such disruptions result in (i) delays or cancellations of customer orders, (ii) a general decrease in consumer spending on information technology, (iii) our inability to effectively market and distribute our services or products or (iv) our inability to access capital markets, our business and results of operations could be materially and adversely affected. We are unable to predict whether the involvement in a war or other military action will result in any long-term commercial disruptions or if such involvement or responses will have any long-term material adverse effect on our business, results of operations, or financial condition.

A significant portion of our total assets consists of goodwill, which is subject to a periodic impairment analysis and a significant impairment determination in any future period could have an adverse effect on our results of operations even without a significant loss of revenue or increase in cash expenses attributable to such period.

We have goodwill totaling approximately $14.7 million at March 31, 2008 resulting from recent and past acquisitions. We evaluate this goodwill for impairment based on the fair value of the operating business units to which this goodwill relates at least once a year. This estimated fair value could change if we are unable to achieve operating results at the levels that have been forecasted, the market valuation of those business units decreases based on transactions involving similar companies, or there is a permanent, negative change in the market demand for the services offered by the business units. These changes could result in an impairment of the existing goodwill balance that could require a material non-cash charge to our results of operations.

Obligations to the holders of MSTI’s debentures are secured by all of MSTI’s assets, so if we default on those obligations, the debenture holders could foreclose on MSTI’s assets.

The holders of MSTI’s debentures have a security interest in all of MSTI’s assets and those of its subsidiary. As a result, if we default under our obligations to the debenture holders, the debenture holders could foreclose their security interests and liquidate some or all of these assets, which may cause MSTI to cease operations.

MSTI’s  indebtedness and restrictive debt covenants could limit MSTI’s  financing options and liquidity position, which would limit MSTI’s ability to grow our business.

The terms of MSTI’s outstanding debentures could have negative consequences, such as:

•	MSTI may be unable to obtain additional financing to fund working capital, operating losses, capital expenditures or acquisitions on terms acceptable to MSTI, or at all;

•	MSTI may be unable to refinance its indebtedness on terms acceptable to MSTI, or at all; and

•	MSTI may be more vulnerable to economic downturns and limit MSTI’s ability to withstand competitive pressures.

Additionally, covenants in the securities purchase agreement pursuant to which the debentures were sold impose operating and financial restrictions on MSTI. These restrictions prohibit or limit MSTI’s ability, and the ability of its subsidiaries, to, among other things:

•	pay cash dividends to our stockholders;

•	incur additional indebtedness;

•	permit liens on assets or conduct sales of assets; and

•	engage in transactions with affiliates.

These restrictions may limit MSTI’s ability to obtain additional financing, withstand downturns in MSTI’s business or take advantage of business opportunities. Moreover, additional debt financing MSTI may seek may contain terms that include more restrictive covenants, may require repayment on an accelerated schedule or may impose other obligations that limit the ability to grow MSTI’s business, acquire needed assets, or take other actions MSTI might otherwise consider appropriate or desirable.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference may contain “forward-looking statements,” which represent our expectations or beliefs, including, but not limited to, statements concerning industry performance and our results, operations, performance, financial condition, plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words “may,” “will,” “expect,” “anticipate,” “intend,” “could,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology. Any statements contained in this prospectus, any prospectus supplement or the information incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond our control, and actual results may differ materially depending on a variety of important factors, many of which are also beyond our control. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except to the extent such updates and/or revisions are required to prevent these forward-looking statements from being materially false or misleading.

USE OF PROCEEDS

All net proceeds from the sale of our common stock will go to the selling stockholder selling common stock under this prospectus. We will not receive any proceeds from the sale of the common stock sold by the selling stockholder.

SELLING STOCKHOLDER

The shares of common stock being offered by the selling stockholder are issuable upon conversion of the convertible debentures and upon exercise of the warrants owned by the selling stockholder.  For additional information regarding the issuance of those convertible debentures and warrants, see “Recent Developments” above.  We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time.  Except as otherwise noted and except for the ownership of the convertible debentures and the warrants, the selling stockholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder.  The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the convertible debentures and warrants, as of July 10, 2008, assuming conversion of all convertible debentures and exercise of the warrants held by the selling stockholder on that date, without regard to any limitations on conversions or exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholder. In accordance with the terms of a registration rights agreement with the selling stockholder, this prospectus generally covers the resale of at least (i) 300% of the number of shares of common stock issued and issuable pursuant to the convertible debentures as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, and (ii) 100% of the number of shares of common stock issued and issuable pursuant to the warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC.  Because the conversion price of the convertible debentures and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.  The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the convertible debentures and the warrants, the selling stockholder may not convert the convertible debentures or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible debentures which have not been converted and upon exercise of the warrants which have not been exercised.  The number of shares in the second column does not reflect this limitation.  The selling stockholder may sell all, some or none of its shares in this offering.

Name of Selling Stockholder	Number of Shares Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering
YA Global Investments, L.P. (1)	19,351,000	19,351,000	0

(1)
YA Global Investments, L.P. is a Cayman Island exempt limited partnership.  YA Global is managed by Yorkville Advisors, LLC.  Investment decisions for Yorkville Advisors are made by Mark Angelo, its portfolio manager.

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the American Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholder without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person.  We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The consolidated financial statements of Telkonet incorporated by reference in this prospectus from our Form 10-K for the year ended December 31, 2007 have been audited by RBSM LLP, independent certified public accountants, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

An opinion has been rendered by the law firm of Baker & Hostetler LLP to the effect that the shares of our common stock offered by the selling stockholder under this prospectus are legally issued, fully paid and non-assessable.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the shares of our common stock offered by this prospectus are sold.

•	Annual Report on From 10-K for the year ended December 31, 2007, filed on April 1, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed on May 12, 2008;

•	Current Reports on Form 8-K filed on May 12, 2008, May 13, 2008, May 22, 2008, June 5, 2008 and July 2, 2008;

•	Definitive Proxy Statement on Schedule 14A, filed on June 3, 2008; and

•	The description of our common stock contained in our registration statement on Form 10-SB, filed on September 13, 1999.

All documents we file with the SEC from the date of this prospectus until all of the shares offered under this prospectus are sold, shall also be deemed to be incorporated herein by reference.

Any statement contained in a document incorporated or considered to be incorporated by reference into this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of any of the documents that are incorporated by reference into this prospectus, other than exhibits that are not specifically incorporated by reference into such documents, and our certificate of incorporation and bylaws, at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, Maryland 20876
(240) 912-1800

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which we file reports and other information with the SEC. These reports and other information may be inspected and copied at public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549 and at the SEC’s Regional Office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains an internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

All information concerning us contained in this prospectus has been furnished by us. No person is authorized to make any representation with respect to the matters described in this prospectus other than those contained in this prospectus and if given or made must not be relied upon as having been authorized by us or any other person.

We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone gives you such information, you should not rely on it. This prospectus is dated July 10, 2008. You should not assume that the information contained in this document is accurate as of any other date unless the information specifically indicates that another date applies.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers or persons controlling the registrant pursuant to applicable state law, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission Registration Fee	$444
Accounting Fees and Expenses	$6,000
Legal Fees and Expenses	$6,000
Printing Fees and Expenses	$2,000
Miscellaneous	$1,000

Total	$15,444

Item 15. Indemnification of Directors and Officers.

Reference is made to Section 16-10a-902 of the Utah Business Corporation Act, which enables a corporation to indemnify an individual made a party to a proceeding because he is or was a director of Telkonet if (i) his conduct was in good faith, (ii) he reasonably believed his conduct was in, or not opposed to, the corporation’s best interests, and (iii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, a corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit. The Utah Business Corporation Act also permits Telkonet to purchase insurance on behalf of any person that is or was a director, officer, employee, fiduciary or agent of Telkonet. Telkonet’s amended and restated articles of incorporation provide in effect for the elimination of the personal liability of Telkonet’s directors and for the indemnification by Telkonet of each director and officer of Telkonet, in each case, to the fullest extent permitted by applicable law. Telkonet purchases and maintains insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Telkonet against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Telkonet would have the power or the obligation to indemnify him or her against such liability under the provisions of Telkonet’s amended and restated articles of incorporation.

Item 16. Exhibits.

Exhibit Number	Description of Exhibits

4.1	Form of Convertible Debenture (incorporated by reference to our Current Report on Form 8-K filed on June 5, 2008)

4.2	Form of Common Stock Purchase Warrant (incorporated by reference to our Current Report on Form 8-K filed on June 5, 2008)

5	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Telkonet, Inc. being registered

23.1	Consent of RBSM LLP relating to the financial statements of Telkonet, Inc.

23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5)

24	Power of Attorney (included on signature page) *

* Previously filed

Item 17. Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or that is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Telkonet, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on the 10th day of July, 2008.

TELKONET, INC.

By:	/s/ Jason L. Tienor
Jason L. Tienor
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on July 10, 2008 by the following persons in the capacities indicated below.

Signature	Title

/s/ Jason L. Tienor	Chief Executive Officer (Principal Executive Officer)
Jason L. Tienor

/s/ Richard J. Leimbach	Chief Financial Officer (Principal Financial and
Richard J. Leimbach	Principal Accounting Officer)

/s/ Warren V. Musser	Chairman of the Board of Directors
Warren V. Musser

/s/ Thomas M. Hall	Director
Thomas M. Hall

/s/ Thomas C. Lynch	Director
Thomas C. Lynch

/s/ Seth D. Blumenfeld	Director
Seth D. Blumenfeld

/s/ Anthony J. Paoni	Director
Anthony J. Paoni

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

4.1	Form of Convertible Debenture (incorporated by reference to our Current Report on Form 8-K filed on June 5, 2008)

4.2	Form of Common Stock Purchase Warrant (incorporated by reference to our Current Report on Form 8-K filed on June 5, 2008)

5	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Telkonet, Inc. being registered

23.1	Consent of RBSM LLP relating to the financial statements of Telkonet, Inc.

23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5)

24	Power of Attorney (included on signature page) *

* Previously filed